Exhibit 11
November 3, 2022	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com CLIENT/MATTER NUMBER 082961-0143

Hennessy Funds Trust 7250 Redwood Blvd. Suite 200 Novato, California 94945
Ladies and Gentlemen:
We have acted as counsel for Hennessy Funds Trust (the “Trust”) in connection with the preparation of a Registration Statement on Form N-14 relating to the issuance of Trust shares of beneficial interest, no par value (such shares of beneficial interest being hereinafter referred to as the “Shares”), pursuant to an Agreement and Plan of Reorganization (the “Agreement and Plan of Reorganization”), by and between the Trust, on behalf of the Hennessy Stance ESG Large Cap ETF, and The RBB Fund, Inc., on behalf of the Stance Equity ESG Large Cap Core ETF, in the manner set forth in the Registration Statement on Form N-14 to which reference is made (the “Registration Statement”).
You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement.  For purposes of rendering that opinion, we have examined: (a) the Registration Statement; (b) the Trust’s Certificate of Trust (the “Certificate of Trust”) as filed with the Delaware Secretary of State on September 17, 1992, and the amendments thereto filed with the Delaware Secretary of State on July 22, 1998, July 1, 2005 and July 14, 2015, certified to us by an officer of the Trust as being a true and correct copy of the Certificate of Trust and in effect on the date hereof; (c) the Trust’s Amended and Restated Trust Instrument dated October 14, 2020 (the “Trust Instrument”), certified to us by an officer of the Trust as being a true and correct copy of the Trust Instrument and in effect on the date hereof; (d) the Trust’s Amended and Restated Bylaws dated October 14, 2020 (the “Bylaws”), certified to us by an officer of the Trust as being a true and correct copy of the Bylaws and in effect on the date hereof; (e) the resolutions of the Trust’s Board of Trustees authorizing the filing of the Registration Statement, approving the issuance of Shares, and approving the Agreement and Plan of Reorganization, certified to us by an officer of the Trust as being true and complete and in full force and effect through the date hereof; and (f) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.  We have made such other investigation as we have deemed appropriate, and we have examined and relied upon certificates of public officials.
In rendering our opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.  Where documents are referred to in resolutions approved by the Board of
AUSTIN BOSTON CHICAGO DALLAS DENVER	DETROIT HOUSTON JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SALT LAKE CITY SAN DIEGO SAN FRANCISCO SILICON VALLEY	TALLAHASSEE TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.
We are giving our opinion as attorneys licensed to practice law in the State of Wisconsin.  Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the statutory trust law of the State of Delaware as reflected in Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Act”) and reported judicial decisions interpreting that law.  We express no opinion as to the applicability or effect of the law of any jurisdiction other than that of the United States of America and the Delaware Statutory Trust Act, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.
Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be sold for consideration at their net asset value on the date of their issuance in accordance with statements in the Registration Statement, in accordance with the Agreement and Plan of Reorganization, and in accordance with the Certificate of Trust and Trust Instrument, (ii) all consideration for the Shares issued by the Trust will be actually received by the Trust, and (iii) all applicable securities laws will be complied with and the Registration Statement with respect to the offering of Shares will be effective, then it is our opinion that, when issued and sold by the Trust, the Shares will be legally issued, fully paid and nonassessable by the Trust.
In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware as to the good standing of the Trust, and such opinion is limited accordingly and is rendered as of the date of such certificate.
Our opinion is rendered solely in connection with the filing of the Registration Statement and supersedes any previous opinions of this firm in connection with the issuance of Shares.  This opinion is rendered solely for the benefit of the Trust and its shareholders in connection with the Registration Statement and may not be otherwise quoted or relied upon by any other person, firm, corporation or other entity, without our prior written consent.  We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.
We hereby consent to the filing of our opinion with the Securities and Exchange Commission (“SEC”) as an exhibit to the Registration Statement.  In giving our consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder (the “Securities Act”), or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,

/s/ FOLEY & LARDNER LLP

FOLEY & LARDNER LLP